Exhibit 23.6

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the incorporation by reference in the Registration Statements on Form  S-3 (No. 333-103664) and Form S-8 (No. 333-104158, No. 333-104159, No. 104160, No. 333-01225, No. 333-31125, No. 333-36099, No. 333-36163, No. 333-57223, No. 333-83745, No. 333-83747, No. 333-46472, No. 333-46476, No. 333-46626, No. 333-67944, No. 333-67946, No. 333-90060, No. 333-90062, and No. 333-85196) of Hexcel Corporation of our report dated May 29, 2003 relating to the consolidated financial statements of Asahi-Schwebel Co., Ltd. as of and for the year ended March 31, 2003 appearing in this Form 10-K/A (Amendment No. 3) of Hexcel Corporation for the year ended December 31, 2002.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Osaka, Japan

July 8, 2003